EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cellcom Israel Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Cellcom Israel Ltd. of our report dated March 11, 2007, with respect to the consolidated balance sheets of Cellcom Israel Ltd. and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of income, statements of changes in shareholders’ equity and statements of cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, annual report on Form 20-F of Cellcom Israel ltd. Our report contains emphasis paragraphs noting the following:

1) The consolidated financial statements as of and for the year ended December 31, 2006 have been translated into United States dollars solely for the convenience of the reader. The consolidated financial statements expressed in NIS have been translated into dollars on the basis set forth in Note 2C of the notes to the consolidated financial statements.

2) As explained in Note 2B, the financial statements are presented in New Israeli Shekels, in conformity with accounting standards issued by the Israeli Accounting Board.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel
March 29, 2007